UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2014

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V1H6

5519 West Idlewild Avenue Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (905) 672-1900

                                                                                             (813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 10, 2014, Cott Corporation (the “Company”), its wholly owned subsidiary Cott Beverages Inc. (“Cott Beverages”), and certain subsidiaries of the Company, as guarantors (the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with certain initial purchasers named in Schedule I therein (the “Initial Purchasers) for a private placement offering of $525 million in aggregate principal amount of Cott Beverages’ 5.375% senior notes due 2022 (the “New Notes”). Pursuant to the Purchase Agreement, the Initial Purchasers agreed to purchase the New Notes. Among other things, the Company, Cott Beverages and the Guarantors (i) agreed, for a period of 60 days, not to, without the prior written consent of the Initial Purchasers, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any securities similar to the notes, or any securities convertible into or exchangeable for the notes or any such similar securities, except for the notes sold to the initial purchasers pursuant to the purchase agreement; and (ii) agreed to indemnify the Initial Purchasers with respect to certain aspects of the offering of the New Notes. The Purchase Agreement also contains customary representations, warranties and agreements by the Company, Cott Beverages and the Guarantors.

The New Notes were offered and are anticipated to be sold by Cott Beverages to the Initial Purchasers at a price set forth in the Purchase Agreement in reliance on an exemption pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Delivery to the Initial Purchasers of, and payment for, the New Notes is anticipated to be made on or about June 24, 2014. The New Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The obligations of the Initial Purchasers to purchase the New Notes are subject to customary terms and conditions, including accuracy of representations and warranties of the Company and Cott Beverages and receipt of legal opinions and certificates, in each case as set forth in the Purchase Agreement.

Cott Beverages expects to use the net proceeds from the offering to repurchase any and all of its outstanding 8.125% Senior Notes due 2018 (the “2018 Notes”) in its previously announced tender offer and consent solicitation (the “Tender Offer”) and the redemption of any of the 2018 Notes that remain outstanding if Cott Beverages purchases less than all of the outstanding 2018 Notes in the Tender Offer, to repay any outstanding loans under its asset-based lending credit facility, to pay related fees and expenses and for general corporate purposes.

Item 7.01	Regulation FD Disclosure

On June 10, 2014, the Company announced via press release that its wholly owned subsidiary, Cott Beverages, priced an offering of $525 million in aggregate principal amount of the New Notes. The New Notes will mature on July 1, 2022 and interest on the New Notes will accrue and be payable semi-annually commencing January 1, 2015 at the rate of 5.375% per annum. The New Notes will yield gross proceeds to Cott Beverages of approximately $525 million. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Purchase Agreement, dated June 10, 2014, among Cott Corporation, Cott Beverages Inc., certain of Cott Corporation’s subsidiaries, as guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting on behalf of itself and as the Representative of the several Initial Purchasers named in Schedule I thereto.

99.1	Press Release dated June 10, 2014 issued by Cott Corporation regarding the pricing of Cott Beverages Inc.’s 5.375% senior notes due 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation
(Registrant)
June 11, 2014
	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, dated June 10, 2014, among Cott Corporation, Cott Beverages Inc., certain of Cott Corporation’s subsidiaries, as guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting on behalf of itself and as the Representative of the several Initial Purchasers named in Schedule I thereto.

99.1	Press Release dated June 10, 2014 issued by Cott Corporation regarding the pricing of Cott Beverages Inc.’s 5.375% senior notes due 2022.